Exhibit 10

TRANSACTION FRAMEWORK AGREEMENT

among

DELTA AIR LINES, INC.,

DELTA MASTER EXECUTIVE COUNCIL,

NORTHWEST MASTER EXECUTIVE COUNCIL

and

AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

Dated as of June 26, 2008

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01.	Certain Defined Terms	2
Section 1.02.	Terms Generally	5

ARTICLE II
COLLECTIVE BARGAINING AGREEMENT

Section 2.01.	Entry into the new PWA	6
Section 2.02.	Pilot Equity Issuance	7
Section 2.03.	Original TFA	7

ARTICLE III
SALE AND PURCHASE OF SHARES

Section 3.01.	Sale and Purchase of Common Shares	7

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DELTA

Section 4.01.	Organization and Qualification	10
Section 4.02.	Authority for this Agreement; Board Action	10
Section 4.03.	Consents and Approvals; No Violation	10
Section 4.04.	Shares	11
Section 4.05.	Proxy Statement	11

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ALPA, THE DELTA MEC AND THE NORTHWEST MEC

Section 5.01.	Authority for this Agreement	12
Section 5.02.	Consents and Approvals; No Violation	12
Section 5.03.	Proxy Statement	13

ARTICLE VI
OTHER COVENANTS

Section 6.01.	Support of Merger	13
Section 6.02.	No Prejudice	14
Section 6.03.	Fees and Expenses	14
Section 6.04.	Press Release	14
Section 6.05.	Reasonable Best Efforts	14

i

TABLE OF CONTENTS

(continued)

ii

TRANSACTION FRAMEWORK AGREEMENT

THIS TRANSACTION FRAMEWORK AGREEMENT (this “Agreement”), dated as of June 26, 2008, by and among DELTA AIR LINES, INC., a Delaware corporation (“Delta”), DELTA MASTER EXECUTIVE COUNCIL (“Delta MEC”), NORTHWEST MASTER EXECUTIVE COUNCIL (“Northwest MEC”) and the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (“ALPA”) (collectively, the “Parties”).

RECITALS

WHEREAS, it is proposed that, on the Merger Agreement Effective Date (as defined below), pursuant to the Agreement and Plan of Merger by and among Delta, Nautilus Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Delta (“Merger Sub”) and Northwest Airlines Corporation, a Delaware corporation (“NWA”), dated as of April 14, 2008 (the “Merger Agreement”), Delta will acquire NWA (the “Merger”), including the operations of Northwest Airlines, Inc., a Minnesota corporation and a wholly-owned Subsidiary of NWA (“Northwest Airlines” and collectively with NWA, “Northwest”), through the merger of Merger Sub with and into NWA, with NWA as the surviving corporation and a direct wholly-owned subsidiary of Delta (Delta or any other ultimate publicly-held parent company of Delta and Northwest after giving effect to the Merger being referred to herein as the “Merged Company”);

WHEREAS, Delta, the Delta MEC and ALPA entered into the Transaction Framework Agreement, dated as of April 14, 2008 (the “Original TFA”);

WHEREAS, it is intended that, upon the DCC (as defined below), the air carriers (the “Merged Airline”) employing the Merged Company Pilots (as defined below) will operate pursuant to the new PWA (as defined below), except as otherwise provided therein;

WHEREAS, the Parties have agreed to a process for the determination of an integrated seniority list applicable to the Merged Company Pilots;

WHEREAS, the Parties wish to secure the benefits of an agreement as provided herein, in connection with the entry into the Merger Agreement;

WHEREAS, Delta has agreed to cause the Merged Company to issue to the Eligible Pilots (as defined below) equity interests in the Merged Company on the Pilot Equity Issuance Date (as defined below) on the terms and subject to the conditions contained, and approvals contemplated, herein;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Agreement” has the meaning specified in the Preamble.

“ALPA” has the meaning specified in the Preamble.

“Ancillary TFA” means the Ancillary Transaction Framework Agreement among NWA, Northwest Airlines, the Northwest MEC and ALPA, dated as of the date hereof.

“Announcement Date” means April 14, 2008.

“Claim” has the meaning specified in Section 6.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” has the meaning specified in Section 4.03(a).

“Date of Corporate Closing” or “DCC” has the meaning specified in Section 2.01(a).

“Delta” has the meaning specified in the Preamble.

“Delta MEC” has the meaning specified in the Preamble.

“Delta Pilot Group” means the airline pilots in the service of Delta, as represented by ALPA and, for purposes of clarity, excluding (x) the airline pilots in the service of any Subsidiary of Delta, and (y) the airline pilots in the service of Northwest.

“Designee” means Athena Advisory Group, LLC.

“Eligible Pilots” mean those pilots who are on either the Delta pilot seniority list or the Northwest Airlines pilot seniority list on the DCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, as well as, in respect of the provisions of Section 3.01(f) hereof, no action letters related to the matters described therein, including the no-action letter dated January 12, 1999, issued by the SEC regarding such matters, all as the same shall be in effect from time to time.

“Existing Delta PWA” means the collective bargaining agreement applicable to the Delta Pilot Group in effect as of the date hereof, including, without limitation, as modified by the Letter of Agreement titled Mid-Contract Improvements Related to the Delta Merger (“LOA #19”), as it may be further modified.

“Existing Northwest CBA” means the collective bargaining agreement applicable to the Northwest Pilot Group in effect as of the date hereof, as it may be modified.

“Force Majeure Event” means an event (i) over which Delta does not have control and (ii) which involuntarily prevents Delta from conducting a substantial portion of its operations. Such event includes but is not limited to the grounding of a substantial number of Delta’s aircraft by a government agency, unavailability of fuel to Delta or a natural disaster with respect to Delta, in each case involuntarily preventing Delta from conducting a substantial portion of its operations.

“fully-diluted basis” has the meaning specified in Section 3.01(a).

“Governmental Entity” has the meaning specified in Section 4.03(b).

“Governmental Filings” has the meaning specified in Section 6.05.

“HSR Act” has the meaning specified in Section 4.03(b).

“Indemnitee” has the meaning specified in Section 6.08.

“Initial Holder” means one or more trusts (which may be tax qualified or non-qualified) or other entities not required to be registered under the Investment Company Act of 1940 for the benefit of the Eligible Pilots or the retirement accounts of the Eligible Pilots, with the structure of such trust(s) or entity to be determined by the Delta MEC and the Northwest MEC, acting jointly, with the consent of Delta, not to be unreasonably withheld.

“Law” has the meaning specified in Section 4.03(a).

“LOA #19” has the meaning specified in definition of “Existing Delta PWA”.

“MEC Successor” means any successor to the Delta MEC, the Northwest MEC or the Merged Company MEC, including as a result of merger or reorganization of Delta (including the Merger) or otherwise.

“Merged Airline” has the meaning specified in the Recitals.

“Merged Company” has the meaning specified in the Recitals.

“Merged Company MEC” means the ALPA Master Executive Council of the Merged Airline, when and as constituted from time to time on or after the DCC.

“Merged Company Pilots” means the Delta Pilot Group and the Northwest Pilot Group, collectively.

“Merger” has the meaning specified in the Recitals.

“Merger Agreement” has the meaning specified in the Recitals.

“Merger Agreement Effective Date” is the date and time on which the Merger becomes effective under applicable law in accordance with the Merger Agreement.

“Merger Sub” has the meaning specified in the Recitals.

“new PWA” has the meaning specified in Section 2.01(a).

“Nomination Letter Agreement” means that certain Letter of Agreement dated as of the Announcement Date among Delta, the Delta MEC and ALPA with respect to the nomination of the “Pilot Nominee” (as defined therein) to the Board of Directors of Delta.

“Northwest” has the meaning specified in the Recitals.

“Northwest Airlines” has the meaning specified in the Recitals.

“Northwest Board” has the meaning specified in Section 6.07.

“Northwest MEC” has the meaning specified in the Preamble.

“Northwest Pilot Group” means the airline pilots in the service of Northwest Airlines, as represented by ALPA and, for purposes of clarity, excluding the airline pilots in the service of any subsidiary of Northwest Airlines or NWA other than Northwest Airlines.

“NYSE” has the meaning specified in Section 3.01(a).

“NWA” has the meaning specified in the Recitals.

“Original TFA” has the meaning specified in the Recitals.

“Parties” has the meaning specified in the Preamble.

“Person” means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including any Governmental Entity.

“Pilot Director” means a member of the Board of Directors of Delta (or any successor), who has been nominated in accordance with the Nomination Letter Agreement (including after giving effect to Section 6.07 of this Agreement).

“Pilot Equity Issuance” has the meaning set forth in Section 2.02.

“Pilot Equity Issuance Date” has the meaning set forth in Section 2.02.

“Pilot Shares” has the meaning specified in Section 3.01(a).

“Proxy Statement” has the meaning specified in Section 4.05.

“Process Agreement” has the meaning specified in Section 2.01(a).

“Reimbursement Cap” has the meaning specified in Section 6.03.

“Representatives” means, when used (w) with respect to a Party, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Party, as applicable, and its Subsidiaries, (x) with respect to the Delta Pilot Group, the Delta MEC, unless the Merged Company MEC is then in existence, (y) with respect to the Northwest Pilot Group, the Northwest MEC, unless the Merged Company MEC is then in existence, and (z) with respect to the Merged Company Pilots, the Merged Company MEC, if then in existence.

“Requisite Stockholder Approval” means the affirmative vote of at least the minimum number of stockholders of Delta required by the certificate of incorporation or bylaws of Delta, as the case may be, by Law or the rules and regulations of the NYSE necessary to approve the Pilot Equity Issuance (either alone or as part of another equity plan or plans) and the plan for the distribution of proceeds related thereto, each as contemplated in Section 3.01, and to complete the Pilot Equity Issuance.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and any similar or successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.

“Shelf Registration” has the meaning specified in Section 3.01(d).

“Shelf Registration Statement” has the meaning specified in Section 3.01(d).

“Special Meeting” has the meaning specified in Section 6.06(b).

“Subsidiary” means, when used with reference to a Person, any other Person (other than natural persons) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such first Person.

“Takedown” has the meaning specified in Section 3.01(d).

“transactions contemplated hereby” means, for purposes of this Agreement, all of the transactions contemplated by this Agreement, excluding the Merger.

SECTION 1.02. Terms Generally. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires, (b) the term “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

ARTICLE II

COLLECTIVE BARGAINING AGREEMENT

SECTION 2.01. Entry into the new PWA. (a) Upon the terms and subject to the conditions hereof, the Parties have tentatively agreed to the collective bargaining agreement approved by the Delta MEC on or prior to the date hereof and by the Northwest MEC on or prior to the date hereof, governing the Merged Company Pilots (the “new PWA”), effective as of 12:01 a.m. New York time on the day following the Merger Agreement Effective Date (the “Date of Corporate Closing” or “DCC”), subject to the provisions of this Agreement and ratification thereof as provided herein. The Northwest MEC, the Delta MEC and ALPA shall adopt and be bound by the Process Agreement, dated on or prior to the date hereof, between the Northwest MEC and the Delta MEC, and approved by ALPA (the “Process Agreement”), relating to the determination of an integrated seniority list and shall not revise, waive any material right under, or terminate the Process Agreement without the consent of Delta.

(b) The Delta MEC and the Northwest MEC have each agreed to recommend ratification by the Delta Pilot Group and the Northwest Pilot Group, respectively, of the new PWA and to submit the new PWA, as promptly as practicable after the date hereof, to the Delta Pilot Group and the Northwest Pilot Group, respectively, for separate ratification, within the time limits set forth in Section 6.01 hereof.

(c) Promptly upon separate ratification by the Delta Pilot Group and the Northwest Pilot Group as provided for in Section 2.01(b), the Delta MEC and the Northwest MEC will deliver the new PWA to the president of ALPA for his signature, and each of the Parties shall, and, on or promptly following the Merger Agreement Effective Date, Delta shall cause the Merged Company to, execute the new PWA to be effective subject to Section 2.01(d) hereof.

(d) Until the DCC, the Delta Pilot Group and the Northwest Pilot Group will remain separate and covered by the Existing Delta PWA and the Existing Northwest CBA, respectively, and the new PWA shall not become effective until the DCC. Upon the DCC, the Merged Airline will operate pursuant to the new PWA, if separately ratified by both the Delta Pilot Group and the Northwest Pilot Group as provided herein. Each of Delta and the Merged Company will support ALPA’s application to the National Mediation Board in respect of the Merged Airline for recognition of a single transportation system and single pilot craft or class.

(e) Delta shall not, prior to the Merger Agreement Effective Date, swap or transfer orders or options for new aircraft existing prior to the Announcement Date with Northwest. Between the date hereof and the DCC, no pilot on the Delta seniority list as of the Announcement Date will be placed on furlough as a result of the Merger Agreement, except and only to the extent that a Force Majeure Event has occurred and is continuing during the period in which such furlough takes place and is the cause of any such furlough.

SECTION 2.02. Pilot Equity Issuance. Subject to the terms and conditions of this Agreement, the issuance of the Pilot Shares (the “Pilot Equity Issuance” and the date on which the Pilot Equity Issuance actually occurs, the “Pilot Equity Issuance Date”) will take place at the same time and at the same place as the closing of the Merger Agreement on the Merger Agreement Effective Date; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, this Agreement may be terminated pursuant to and in accordance with Section 8.01 hereof such that the Parties shall not be required to effect the Pilot Equity Issuance. Notwithstanding the occurrence of the Pilot Equity Issuance Date, it is agreed that the Designee may elect to cause the Merged Company to issue any or all of the Pilot Shares on one or more dates occurring on or after the Pilot Equity Issuance Date, by providing reasonable written notice thereof to the Merged Company and each such notice shall specify the number of Pilot Shares to be issued on any such date.

SECTION 2.03. Original TFA. Each of Delta, the Delta MEC and ALPA agrees that, from the date hereof until such time (if any) that this Agreement is terminated pursuant to Section 8.01 for any reason, the Original TFA shall be superseded in all respects by this Agreement; provided, however, that upon a termination of this Agreement for any reason, the Original TFA and the rights and obligations thereunder shall remain in full force and effect, subject to and in accordance with the terms thereof as if this Agreement had never been entered into; provided, further that any action constituting a breach of this Agreement that would have constituted a breach of the Original TFA, had the Original TFA been in effect as of the date of the breach of this Agreement, shall constitute, and result in, a breach of the Original TFA. For the avoidance of doubt, there shall be no duplication of the benefits, including with respect to (i) the issuance of Pilot Shares, (ii) the payment of fees and expenses, (iii) registration rights, and (iv) the right to appoint a Pilot Director pursuant to the Nomination Letter Agreement, provided under the Original TFA and this Agreement.

ARTICLE III

SALE AND PURCHASE OF SHARES

SECTION 3.01. Sale and Purchase of Common Shares. (a) Subject to the terms and conditions of this Agreement, on the Pilot Equity Issuance Date, in consideration for the undertakings of ALPA, the Delta MEC and the Northwest MEC contained herein, Delta will cause the Merged Company to issue (i) for the benefit of the members of the Delta Pilot Group who are Eligible Pilots, shares of common stock in the Merged Company in an amount equal, in the aggregate, to 3.5% of the outstanding equity capitalization of the Merged Company on the Merger Agreement Effective Date and (ii) for the benefit of the members of the Northwest Pilot Group who are Eligible Pilots, shares of common stock in the Merged Company in an amount equal, in the aggregate, to 2.38% of the outstanding equity capitalization of the Merged Company on the Merger Agreement Effective Date (the shares issued pursuant to clauses (i) and (ii), collectively, the “Pilot Shares”), in each case determined on a fully-diluted basis. (For purposes of this Agreement, “fully-diluted basis” means taking into account the maximum number of shares issued or issuable in respect of obligations outstanding as of the Merger Agreement Effective Date, whether voting or non-voting, whether restricted or unrestricted, whether issuable pursuant to options, warrants, convertible securities or exchangeable securities or otherwise, without regard to vesting, including any such shares that may be issued, issuable or reserved for issuance pursuant to the respective plans of reorganization of Delta and NWA, provided, however, that the number of shares issuable pursuant to options, warrants, or securities convertible or exchangeable into shares of common stock shall be calculated based on the “treasury stock method” of calculating diluted earnings per share under Statement of Financial Accounting Standards No. 128 as in effect as of the date hereof ). Delta will use reasonable best efforts to cause the Pilot Shares to be authorized for listing on the New York Stock Exchange (“NYSE”), upon official notice of issuance, by no later than the Merger Agreement Effective Date.

(b) The Pilot Shares may be issued to the Initial Holder and/or the Eligible Pilots (or certain retirement accounts of the Eligible Pilots in accordance with subsection (e) of this Section 3.01) as may be determined by the Designee. The Pilot Shares or the cash proceeds from the resale thereof as provided herein shall be distributed among the Eligible Pilots or their pilot accounts as provided in Paragraph E of LOA#19 in respect of members of the Delta Pilot Group and as provided in Attachment A, “Pilot Shares (NW) and Proceeds of Pilots Shares (NW)” to the new PWA in respect of members of the Northwest Pilot Group.

(c) Delta agrees to file with the SEC, no later than the Merger Agreement Effective Date, a registration statement on Form S-8 (or any successor form) to register the issuance of the Pilot Shares (and the participants’ interests in the relevant plans) to permit the Pilot Shares to be distributed in kind to the Eligible Pilots and to be freely-transferable (including, if requested by the Designee, a separate resale prospectus included therein to permit resales by holders who may be deemed to be affiliates of the Merged Company) and will maintain the effectiveness of such registration statement for as long as necessary to permit such resales of such Pilot Shares by such holders.

(d) At any time prior to, on or after the Pilot Equity Issuance Date, the Designee may require the Merged Company to file a shelf registration statement under the Securities Act in respect of all or a portion of the Pilot Shares (a “Shelf Registration”) by delivering to the Merged Company a written notice stating that such right is being exercised, specifying the number of Pilot Shares to be included in such shelf registration and describing the intended method of distribution thereof, which may include an underwritten offering. Upon receiving such a request, the Merged Company shall (i) use all reasonable efforts to file as promptly as reasonably practicable a shelf registration statement on Form S-3 (or any successor form) (the “Shelf Registration Statement”) to permit resale of the Pilot Shares by the Initial Holder for the benefit of the members of the Eligible Pilots pursuant to one or more registered secondary offerings (which may include underwritten offerings) on or after the Pilot Equity Issuance Date (“Takedowns”), including, if eligible, filing such registration statement as an automatic shelf registration statement so that it is effective upon filing, (ii) after the filing of an initial version of the Shelf Registration Statement (other than an automatic Shelf Registration Statement), use all reasonable efforts to cause such registration statement to be declared effective under the Securities Act, and (iii) after the Shelf Registration Statement becomes effective, maintain its effectiveness under the Securities Act for not less than one year, subject to extension as provided in Exhibit A. The Initial Holder (or the Designee acting on behalf of the Initial Holder) may effect as many as three (3) Takedowns pursuant to the Shelf Registration Statement (subject to the provisions of Exhibit A) and the Parties agree to comply with the registration procedures provided on Exhibit A for any such Takedowns.

(e) In connection with any disposition of Pilot Shares to the participating pilots or pursuant to a Shelf Registration, the Parties will work together to develop a program that allows all or a portion of the distributions in respect of the Pilot Shares (in kind in the case of a disposition to the participating pilots or, in the case of resale pursuant to a Shelf Registration, the resulting proceeds in cash) to the participating pilots to be made, to the maximum extent permitted by law (including but not limited to Section 415 of the Code and other restrictions on contributions or additions to qualified plans under the Code or ERISA), in the form of a contribution to the Delta Pilots Defined Contribution Plan or the Delta Pilots Savings Plan (or any successor to either) or any defined contribution plan or savings plan applicable to the Northwest Pilot Group, as the case may be, and treated as an “employer” contribution for U.S. federal income tax purposes.

(f) In connection with the Pilot Equity Issuance, Delta agrees to cause the Merged Company’s Board of Directors to adopt, prior to the Merger Agreement Effective Date, resolutions as may be reasonably requested by the Delta MEC, the Northwest MEC, the Merged Company MEC (or any MEC Successor) or ALPA, providing that the direct or indirect acquisition by the Initial Holder, the Pilot Director, the Delta MEC, the Northwest MEC, the Merged Company MEC (or any MEC Successor) or any of their respective members, ALPA, or any of the Merged Company Pilots of Pilot Shares is to the maximum extent permitted by law exempt under Rule 16b-3 under the Exchange Act. Such resolutions shall include the approval of the Pilot Equity Issuance and language stating that such approval is granted to provide an exemption to the Pilot Director, if a participant in such issuance, under Rule 16b-3 of the Exchange Act and, insofar (if at all) as the Pilot Director may be deemed to be a designee of the Delta MEC, the Northwest MEC, the Merged Company MEC (or any MEC Successor), ALPA or any of the Merged Company Pilots, that the Merged Company acknowledges that the Pilot Director may be such a designee and that such approval is intended to extend to the Delta MEC, the Northwest MEC, the Merged Company MEC (or any MEC Successor), or any of their respective members, ALPA and the Merged Company Pilots, as the case may be. After the date hereof, in the event that Delta is the Merged Company, at the request of any of the Delta MEC, the Northwest MEC, the Merged Company MEC or ALPA, Delta agrees to cause Delta’s Board of Directors to adopt, prior to the Pilot Equity Issuance Date, a resolution reconfirming the resolutions of Delta’s Board of Directors adopted pursuant to Section 4.02(ii) hereof. Delta also agrees to cause the Merged Company’s Board of Directors to adopt, prior to the Merger Agreement Effective Date, resolutions as may be reasonably requested by the Delta MEC, the Northwest MEC, the Merged Company MEC (or any MEC Successor) or ALPA, consistent with Section 5.14 of the Merger Agreement, in respect of the acquisition by the Delta MEC, the Northwest MEC, the Merged Company MEC (or any MEC Successor) or any of their respective members, ALPA, or any of the members of the Merged Company Pilots of shares of common stock of the Merged Company constituting Merger Consideration (as defined in the Merger Agreement).

(g) Delta agrees to cause the Merged Company’s Board of Directors to adopt, prior to the Merger Agreement Effective Date, resolutions to waive compliance with any ownership limits and restrictions on transfer contained in the Merged Company’s certificate of incorporation similar to those contained in Article Twelve of Delta’s certificate of incorporation to the same effect as the resolutions adopted by Delta’s Board of Directors on or prior to the date hereof as referred to in Section 4.02(i) hereof.

(h) The Merged Company and its subsidiaries shall be entitled to deduct and withhold from the Pilot Shares or the cash proceeds from the resale thereof such amounts as it is required to deduct and withhold with respect to such issuance or payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person or Persons in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DELTA

Delta hereby represents and warrants to ALPA, the Delta MEC and the Northwest MEC as follows:

SECTION 4.01. Organization and Qualification. Delta is a duly organized and validly existing entity in good standing under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted.

SECTION 4.02. Authority for this Agreement; Board Action. Delta has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Delta and the consummation by Delta of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Delta, including by (i) a resolution of Delta’s Board of Directors waiving compliance with the ownership limits and restrictions on transfer and other provisions of Article Twelve of the Delta’s certificate of incorporation substantially in the form agreed to by the Parties, and (ii) a resolution of Delta’s Board of Directors consistent with the provisions of Section 3.01(f) substantially in the form agreed to by the Parties. No other corporate proceedings on the part of Delta and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Pilot Equity Issuance, the Requisite Stockholder Approval. This Agreement has been duly and validly executed and delivered by Delta, and, assuming due authorization, execution and delivery by each of the other Parties hereto constitutes a legal, valid and binding obligation of Delta, enforceable against Delta, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4.03. Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by Delta, nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Delta, (ii) assuming all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any order, writ, injunction, decree, judgment, determination, requirement, award, stipulation, statute, rule or regulation of any Governmental Entity (“Law”) applicable to Delta, as the case may be, or any of its Subsidiaries or by which any of their respective assets are bound, or (iii) violate, conflict with or result in a breach of, or require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation (“Contract”) to which Delta or any of its Subsidiaries is a party or by which Delta or any of its Subsidiaries or any of their respective assets are bound, except, in the cases of clauses (ii) or (iii), for any such violations, defaults, consents or breaches that do not or would not reasonably be expected to prohibit, delay, restrict or impair the ability of Delta to consummate the transactions contemplated hereby in any material respect.

(b) The execution, delivery and performance of this Agreement by Delta and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”), except (i) those required to consummate the Merger as specified in Sections 3.1(c)(v) and 3.2(c)(v) of the Merger Agreement, (ii) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to the extent required, (iii) the applicable requirements of the Exchange Act or, with respect to Section 3.01 hereof and Exhibit A, the Securities Act, or the rules and regulations of the NYSE, and (iv) any such consents, approvals, authorizations or permits the failure of which to obtain does not or would not reasonably be expected to prohibit, delay, restrict or impair the ability of Delta to consummate the transactions contemplated hereby in any material respect.

(c) The Requisite Stockholder Approval constitutes the affirmative vote of at least a majority of the votes cast at the Special Meeting, provided that the total number of votes cast at the Special Meeting represent more than 50% in interest of all securities entitled to vote thereon, as determined by the rules and regulations of the NYSE.

SECTION 4.04. Shares. Upon issuance on the Pilot Equity Issuance Date pursuant to Article III, the Pilot Shares shall have been duly authorized and validly issued, fully paid and nonassessable. Upon delivery to the Initial Holder or its designees and/or the Eligible Pilots at or after the Pilot Equity Issuance Date of (i) in the case of Pilot Shares that are certificated, certificates representing such Pilot Shares, duly endorsed in blank or accompanied by stock or unit powers duly endorsed in blank in proper form for transfer or other proper instruments of transfer and (ii) in the case of Pilot Shares that are not certificated, proper instruments of transfer, good and valid title to the Pilot Shares will pass to the Initial Holder or its designees and/or the Eligible Pilots, as the case may be, free and clear of any Liens, other than those arising from acts of the Initial Holder or its affiliates and/or the Eligible Pilots.

SECTION 4.05. Proxy Statement. The letter to stockholders, notice of meeting, final proxy statement and form of proxy that will be provided to stockholders of Delta in connection with the Merger, including any amendments or supplements thereto (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed to stockholders and at the time of any meeting of the stockholders, (i) will contain such information as is necessary or required by the rules and regulations of the NYSE or other applicable Law in order to obtain the

Requisite Stockholder Approval, and (ii) in respect of the Pilot Equity Issuance and this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. At the time of its respective filing with the SEC and at the time any amendment of supplement thereto is filed with the SEC, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ALPA, THE DELTA MEC AND THE

NORTHWEST MEC

Each of ALPA, the Delta MEC and the Northwest MEC hereby severally, and not jointly, represent and warrant as of the date hereof as follows:

SECTION 5.01. Authority for this Agreement. It has all necessary power and authority to execute and deliver this Agreement and, subject to the ratification and execution of the new PWA as provided in Section 2.01(c), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by it and, subject to the ratification and execution of the new PWA as provided in Section 2.01(c), the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary proceedings on its part. This Agreement has been duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 5.02. Consents and Approvals; No Violation. (a) Subject to the ratification and execution of the new PWA as provided in Section 2.01(c), neither the execution and delivery of this Agreement by it, nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision its bylaws or similar governing documents, (ii) conflict with or violate any Law applicable to it, assuming all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such clause have been made, to the extent required, or (iii) violate, conflict with or result in a breach of, or require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any Contract to which it is a party or by which any of its assets are bound, except, in the case of clauses (ii) or (iii), for any such violations, defaults, consents or breaches that do not or would not reasonably be expected to prohibit, delay, restrict or impair its ability to consummate the transactions contemplated hereby in any material respect.

(b) The execution, delivery and performance of this Agreement by it, and the consummation of the transactions contemplated hereby do not and will not require any consent,

approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act, to the extent required, (ii) those required to consummate the Merger, (iii) the applicable requirements of the Exchange Act or, with respect to Section 3.01 and Exhibit A, the Securities Act, or the rules and regulations of the NYSE, and (iv) any such consents, approvals, authorizations or permits the failure of which to obtain does not or would not reasonably be expected to prohibit, delay, restrict or impair the ability of such parties to consummate the transactions contemplated hereby in any material respect.

SECTION 5.03. Proxy Statement. None of the information to be supplied by it in writing in respect of the Pilot Equity Issuance or this Agreement specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to stockholders and at the time of any meeting of the stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of ALPA, the Delta MEC or the Northwest MEC makes any representation or warranty with respect to the information supplied or to be supplied by Delta, Northwest or any Affiliate of either that is contained in any of the foregoing documents.

ARTICLE VI

OTHER COVENANTS

SECTION 6.01. Support of Merger. Subject to the terms and conditions of this Agreement, each of the Delta MEC and the Northwest MEC agrees to (i) recommend the ratification of the new PWA to the Delta Pilot Group (in the case of the Delta MEC) and the Northwest Pilot Group (in the case of the Northwest MEC) and shall use its reasonable best efforts to cause a ratification vote by their respective pilot groups to be concluded within sixty (60) days after the date of this Agreement and (ii) unless a vote with respect to the ratification of the new PWA by the Delta Pilot Group or the Northwest Pilot Group shall have been taken and the requisite approval necessary to ratify the new PWA shall not have been obtained, cooperate with reasonable requests of Delta and Northwest to provide public support to the Merger. Subject to Delta complying with the last sentence of this Section 6.01, prior to any termination of this Agreement, neither the Delta MEC nor the Northwest MEC will make any statements inconsistent with the recommendation of such ratification and/or support of the Merger. Delta agrees that, at any time prior to the earlier of the termination of this Agreement or the consummation of the Merger, it will not (a) enter into any amendment or modification of the Merger Agreement or (b) adopt an alternative structure for the transactions contemplated by the Merger Agreement in accordance with Section 1.8 of the Merger Agreement, that would (in the case of clause (a) and/or (b)) (i) violate or materially frustrate the purposes of this Agreement, the Existing Delta PWA, the Existing Northwest CBA, the Ancillary TFA or the new PWA, (ii) modify in any material respect the form or nature of the Merger Consideration (as defined in the Merger Agreement) to be paid by Delta or the Merged Company in connection with the Merger Agreement to include (whether as a special dividend or otherwise) any amount of cash, fixed income securities or preferred stock (it being understood that such a modification of the Merger Consideration that would change the value of the Pilot Shares relative to the interests of the other stockholders of the Merged Company would constitute such a material modification), or (iii)

otherwise have a material adverse effect on the interests of the Merged Company Pilots under this Agreement, other than in their capacity as stockholders of the Merged Company after the Merger Agreement Effective Date; provided that nothing in this sentence shall be deemed to limit the right of Delta to terminate or agree to terminate the Merger Agreement or the scope of any efforts that Delta may employ to obtain any required governmental or regulatory consents, clearances, approvals or non-objections in connection with the Merger.

SECTION 6.02. No Prejudice. (a) The Parties agree that, if the new PWA does not become effective for the Merged Company Pilots or if the Merger is not consummated for any reason, this Agreement and the new PWA and any discussions, written or oral proposals or agreements or other communications (including any exchange of documents, exhibits and data) between each of them and their Representatives in connection with this Agreement or the new PWA shall be without prejudice to the position of any Party and shall not be referred to in any manner in any subsequent collective bargaining negotiation, nor in any grievance or any other legal proceeding regarding the interpretation, implementation, application or enforcement of the Existing Delta PWA or the Existing Northwest CBA , in each case, as in effect on the date hereof.

(b) This Section 6.02 shall survive the termination of this Agreement, including by consummation of the Merger, and is intended to benefit, and shall be enforceable by ALPA, the Delta MEC, the Northwest MEC and their respective successors and legal representatives.

SECTION 6.03. Fees and Expenses. Delta will (and will cause the Merged Company to) pay the reasonable fees and expenses incurred by each of the Delta MEC, the Northwest MEC, ALPA and the Initial Holder in connection with the negotiation of the Original TFA and this Agreement and the transactions contemplated thereby and hereby (other than any expenses relating to the Shelf Registration Statement and any Takedowns thereunder, which are covered by Exhibit A), whether or not the Pilot Equity Issuance is consummated, promptly upon notice of such amounts and not later than the earlier of (i) as soon as practicable after the Merger Agreement Effective Date and (ii) as soon as practicable after the termination of this Agreement; provided that (a) in no event shall Delta or the Merged Company be obligated to pay more than $12,000,000 (the “Reimbursement Cap”) in the aggregate pursuant to this Section 6.03 (or otherwise, but not including pursuant to Exhibit A) in respect of the fees and expenses of the Delta MEC, the Northwest MEC, ALPA and the Initial Holder, or (b) in no event shall Delta or the Merged Company be obligated to pay any amount if this Agreement is terminated pursuant to Section 8.01(a)(iv).

SECTION 6.04. Press Release. Each of the Parties agrees that they will consult with each other and provide each other with an opportunity to review the initial press release to be issued by any Party regarding this Agreement.

SECTION 6.05. Reasonable Best Efforts. To the extent required by law, each of the Parties agrees promptly after the date hereof to file any and all Notification and Report Forms required under the HSR Act with respect to the Pilot Equity Issuance and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of the Parties shall use all reasonable best efforts to (1) cooperate in all respects with each other in connection with any filing or submission pursuant to the HSR Act and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (2) keep the other Parties reasonably informed of any communication received by such party from, or given by such party to, any U.S. Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (3) cooperate in all respects with each other in connection with any filings or submissions that may be required or appropriate in connection with the transactions contemplated hereby under any foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (the “Governmental Filings”).

SECTION 6.06. Proxy Statement; Stockholder Approval. (a) Delta shall prepare as promptly as practicable after the date of this Agreement the Proxy Statement in preliminary form (which shall be contained in an amended Registration Statement on Form S-4 filed with the SEC) and will provide ALPA, the Delta MEC and the Northwest MEC the reasonable opportunity to review and comment on such Proxy Statement in preliminary form and to have their comments on any descriptions of any of them or of the Pilot Equity Issuance contained therein reasonably considered, after which Delta shall mail to its stockholders at the earliest reasonably practicable date the definitive Proxy Statement.

(b) In accordance with applicable Law, the rules and regulations of the NYSE and Delta’s certificate of incorporation and bylaws, at the meeting of its stockholders convened for the purpose of obtaining stockholder approval of the Merger (the “Special Meeting”), Delta will also request the Requisite Stockholder Approval in connection with this Agreement. The Proxy Statement will include the recommendation of the Board of Directors of Delta of the Pilot Equity Issuance and the transactions contemplated thereby and Delta shall use its reasonable best efforts to obtain the Requisite Stockholder Approval.

SECTION 6.07. Pilot Directors. Each of the Parties agrees that (a) at or immediately prior to the Merger Agreement Effective Date, the Northwest MEC will cause the member of the Board of Directors of Northwest (the “Northwest Board”) who is a designee of the Northwest MEC to resign from the Northwest Board (effective no later than the Merger Agreement Effective Date), (b) effective as of the Merger Agreement Effective Date, except as otherwise provided herein, the right of the Northwest MEC to designate a member of the Northwest Board shall terminate and be of no further force or effect (and none of the Delta MEC, the Northwest MEC or ALPA shall attempt to exercise such right from and after the Merger Agreement Effective Date), and (c) if, on or after the Merger Agreement Effective Date, the Delta MEC and the Northwest MEC have not yet been replaced by the Merged Company MEC, then, until the Delta MEC and the Northwest MEC have been replaced by the Merged Company MEC, the Delta MEC and the Northwest MEC will jointly exercise the rights of the Delta MEC to appoint a Pilot Director pursuant to the Nomination Letter Agreement by agreeing on such Pilot Director by separate vote of each of the Delta MEC and the Northwest MEC or, if they prefer, by joint vote of both the Delta MEC and the Northwest MEC, pursuant to such procedures as they may determine, and the term “Delta MEC” for purposes of the Nomination Letter Agreement shall refer to the Delta MEC and the Northwest MEC (acting jointly if appropriate). Subject to the provisions of the Nomination Letter Agreement, each of Delta, the

Delta MEC, the Northwest MEC and ALPA agrees that, on and after the Merger Agreement Effective Date, for purposes of the Nomination Letter Agreement only, (i) the term “Delta pilot” will include members of the Delta Pilot Group and the Northwest Pilot Group and (ii) the term “Delta MEC” will be deemed to include any successor thereto, including the Merged Company MEC when the Delta MEC and the Northwest MEC have been replaced by the Merged Company MEC. The Parties agree that so long as the initial Pilot Nominee (as defined in the Nomination Letter Agreement) continues to serve on the Board of Directors of Delta (or any Parent Company, as provided in the Nomination Letter Agreement), the rights and obligations under both the Nomination Letter Agreement and this Section 6.07 shall be deemed satisfied.

SECTION 6.08. Indemnity. Delta agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Delta MEC, the Northwest MEC, the Merged Company MEC, ALPA, the Initial Holder, the Designee and each of their respective Affiliates, members, officers, directors, employees, advisors and agents, including the members of the Merged Company Pilots (each, an “Indemnitee”) from and against any and all losses, suits, claims, damages, costs and expenses, including legal fees and expenses to the extent set forth below (each, a “Claim”), relating to or arising out of the execution, delivery and performance of the Merger Agreement, the Original TFA, this Agreement and the transactions contemplated thereby or hereby asserted or brought by one or more stockholders of Delta or Northwest in their capacities as such or by any employees of Delta or Northwest other than employees of Delta or Northwest represented by ALPA (except ALPA-represented employees of Delta or Northwest in their capacities as stockholders of Delta or Northwest); provided that Delta shall not be required to indemnify an Indemnitee hereunder to the extent such Claim results from the gross negligence or willful misconduct of any such Indemnitee or to the extent such Claim results from any material misstatement or omission in any information provided by or on behalf of any Indemnitee for filing with any governmental authority. Any Indemnitee entitled to indemnification hereunder shall give prompt written notice to Delta of any Claim with respect to which it seeks indemnification hereunder; provided that any delay or failure to so notify Delta shall relieve Delta of its obligations hereunder with respect to such Claim only to the extent that it is actually and materially prejudiced by such delay or failure. Delta shall have the right to assume and control the defense of any such Claim with counsel reasonably satisfactory to the Indemnitee; provided that Delta has not and is not contesting the Indemnitee’s rights to indemnification hereunder. The Indemnitee may select and employ separate counsel to participate in the defense of such Claim (which separate counsel shall be retained at the expense of the Indemnitee unless Delta shall have failed to assume the defense of such Claim within a reasonable period of time after notice of the Claim). If Delta assumes the defense of any such Claim, it shall have the right to settle such Claim without the consent of the Indemnitee so long as such settlement does not include any injunctive relief against an Indemnitee, and Delta shall not consent to the entry of a judgment or a settlement of any such Claim that does not include an unconditional release from all liability in respect of such Claim for the benefit of the Indemnitees without their prior written consent not to be unreasonably withheld.

ARTICLE VII

CONDITIONS

SECTION 7.01. Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Pilot Equity Issuance Date of the following conditions:

(a) No Injunctions or Restraints; Illegality. No order, injunction, decree or other legal restraint issued by any Governmental Entity of competent jurisdiction or other Law, rule or legal restraint shall be in effect preventing, restraining or rendering illegal the consummation of the Pilot Equity Issuance or the transactions contemplated hereby. No Governmental Entity shall have commenced and not withdrawn any proceeding seeking to enjoin, restrain or otherwise prohibit the Pilot Equity Issuance or the transactions contemplated hereby.

(b) Merger Agreement. The Merger contemplated by the Merger Agreement shall have become effective in accordance with the terms of the Merger Agreement (as in effect from time to time) and the Merger Agreement Effective Date shall have occurred.

(c) Ratification and Execution of the new PWA. Each of the Delta Pilot Group and the Northwest Pilot Group shall have separately ratified the new PWA and the new PWA shall have been signed by the parties thereto (including the president of ALPA) pursuant to Section 2.01(c).

(d) Delta Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(e) Regulatory Consents. To the extent required by Law, any waiting period under the HSR Act applicable to the Pilot Equity Issuance shall have expired or early termination thereof shall have been granted and all required Governmental Filings shall have been made and any applicable waiting period thereunder shall have expired or approvals with respect thereto shall have been obtained.

SECTION 7.02. Conditions to Obligations of ALPA, the Delta MEC and the Northwest MEC. The obligation of ALPA, the Delta MEC and the Northwest MEC to effect the transactions contemplated hereby is also subject to the satisfaction, or waiver by each of the Delta MEC and the Northwest MEC, at or prior to the Pilot Equity Issuance Date, of the following conditions:

(a) Representations and Warranties. Each representation or warranty of Delta set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Pilot Equity Issuance Date as though made on and as of such date.

(b) Performance of Obligations of Delta. Delta shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Pilot Equity Issuance Date.

SECTION 7.03. Conditions to Obligations of Delta. The obligation of Delta to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Delta at or prior to the Pilot Equity Issuance Date of the following conditions:

(a) Representations and Warranties. Each representation or warranty of ALPA, the Delta MEC and the Northwest MEC set forth in Article V of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Pilot Equity Issuance Date as though made on and as of such date.

(b) Performance of Obligations of ALPA, the Delta MEC and the Northwest MEC. ALPA, the Delta MEC and the Northwest MEC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Pilot Equity Issuance Date.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

SECTION 8.01. Termination. (a) This Agreement may be terminated by provision of written notice at any time prior to the Pilot Equity Issuance Date:

(i)	by any Party, if the Merger Agreement is terminated;

(ii)	by any Party, if the Merger Agreement Effective Date has not occurred by the twelve-month anniversary of the Announcement Date; provided that such date shall be extended to the eighteen-month anniversary of the Announcement Date to the extent but only to the extent the Outside Date (as defined in the Merger Agreement) is similarly extended to the eighteen-month anniversary of the Announcement Date in accordance with Section 7.1(b)(i) of the Merger Agreement;

(iii)	by any Party, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

(iv)	by Delta, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of ALPA, the Delta MEC or the Northwest MEC, which is not cured on or before the earlier of the Merger Agreement Effective Date and the 30th day following written notice to ALPA, the Delta MEC or the Northwest MEC, as the case may be; provided that Delta shall not have the right to terminate this Agreement pursuant to this Section 8.01(a)(iv) if Delta is then in material breach of any of its covenants or agreements contained in this Agreement.

(v)	by either the Delta MEC or the Northwest MEC, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Delta and which is not cured on or before the earlier of the Merger Agreement Effective Date and the 30th day following written notice to Delta; provided that the Delta MEC or the Northwest MEC, as the case may be, shall not have the right to terminate this Agreement pursuant to this Section 8.01(a)(v) if, in the case of the Delta MEC, either ALPA or the Delta MEC, and in the case of the Northwest MEC, either ALPA or the Northwest MEC, is then in material breach of any of its covenants or agreements contained in this Agreement.

(vi)	by either the Delta MEC or the Northwest MEC, if the Special Meeting shall have been held and concluded and the Requisite Stockholder Approval was not obtained or if the Special Meeting has not been held by the twelve-month anniversary of the Announcement Date.

The Party desiring to terminate this Agreement pursuant to any of clauses (i) through (vi) of this Section 8.01(a) shall give written notice of such termination to the other Parties in accordance with Section 9.06, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b) This Agreement will terminate automatically, without the need for written notice by any Party, if (x) on the date that is sixty (60) days after the date of this Agreement, the separate ratification of the new PWA by either the Delta Pilot Group or the Northwest Pilot Group has not occurred, or (y) on or prior to the date that is sixty (60) days after the date of this Agreement, a vote with respect to the ratification of the new PWA by the Delta Pilot Group or the Northwest Pilot Group shall have been taken but the requisite approval necessary to ratify the new PWA shall not have been obtained.

SECTION 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, then (a) this Agreement (except for the provisions of Section 2.03, 6.02, 6.03, 8.02, 8.03 and Article IX) and the new PWA (whether or not ratified or executed) shall forthwith become void and have no effect, without any liability on the part of any Party or its directors, officers, stockholders or members or other affiliates or related parties and (b) the Existing Delta PWA, the Existing Northwest CBA and the Original TFA, and the respective rights and obligations under each of them, shall remain in full force and effect in accordance with their terms as if this Agreement had never been entered into. Notwithstanding the foregoing, no Party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.

SECTION 8.03. Fees and Expenses. Whether or not the Merger is consummated, except as otherwise specifically provided herein (including Section 6.03 and Exhibit A), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

SECTION 8.04. Amendment. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the Parties.

SECTION 8.05. Extension; Waiver; Remedies. (a) At any time prior to the termination of this Agreement, each Party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other Party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other Party or in any document, certificate or writing delivered pursuant hereto by any other Party, or (iii) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party against which such waiver or extension is to be enforced.

(b) The failure of any Party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Merger Agreement Effective Date. Each covenant or agreement of the Parties in this Agreement shall not survive beyond the Merger Agreement Effective Date, other than any covenant or agreement that by its terms contemplates performance after the Merger Agreement Effective Date.

SECTION 9.02. Entire Agreement; Assignment. Subject to Sections 2.03 and 8.02 hereof, this Agreement, together with any Exhibits and Schedules hereto, the new PWA and the Ancillary TFA constitute the entire agreement between the Parties with respect to the terms and conditions under which ALPA, the Delta MEC and the Northwest MEC have agreed to participate in the Pilot Equity Issuance and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to such terms and conditions. The Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties.

SECTION 9.03. Jurisdiction; Venue. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Court of Chancery of the State of Delaware in and for New Castle County Delaware, in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court, (d) agrees that this Agreement will not be subject to the grievance and/or System Board of Adjustment procedures of the Existing Delta PWA, the Existing Northwest CBA or the new PWA, as each may be amended, and (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in any such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.04. Validity; Specific Performance. (a) If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the Parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(b) The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by any Party in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Article VIII, any Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.05. Capacity of the Delta MEC and the Northwest MEC. Notwithstanding anything to the contrary contained herein, each of the Delta MEC and the Northwest MEC are executing this Agreement in their capacities as the governing bodies of the Delta Pilot Group and the Northwest Pilot Group, respectively, and the obligations contained herein of the Delta MEC and the Northwest MEC are obligations only of such governing bodies, and shall not be deemed to bind any members of the Delta MEC or the Northwest MEC or any committees thereof acting in their capacity as individuals or local council representatives.

SECTION 9.06. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt or by recognized overnight courier service, as follows:

if to Delta:

Delta Air Lines, Inc.

1030 Delta Boulevard

Law Dept. 981

P.O. Box 20574

Atlanta, Georgia 30320-2574

Attention: General Counsel

Facsimile: 404.715.7882

with a copy to, which shall not constitute notice:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention: Lawrence S. Makow, Esq.

                    Stephanie J. Seligman, Esq.

Facsimile: 212.403.2000

if to the Delta MEC:

Delta MEC

100 Hartsfield Centre Parkway

Suite 200

Atlanta, GA 30354

Attention: Captain Lee Moak

Facsimile: 404.763.5189

with a copy to, which shall not constitute notice:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Robert P. Davis, Esq.

Facsimile: 212.225.3999

if to the Northwest MEC:

NWA Master Executive Council

7900 International Drive

Suite 850

Bloomington, MN 55425

Attention: Captain Dave Stevens

Facsimile: 952.854.3324

with a copy to, which shall not constitute notice:

Curtis, Mallet-Prevost, Colt & Mosle LLP

101 Park Avenue

New York, NY 10178

Attention: Daniel R. Lenihan, Esq.

Facsimile: 212.697.1559

if to ALPA:

Air Line Pilots Association, Int’l

1625 Massachusetts Ave NW

Washington, DC 20036

Attention: Jonathan Cohen

Facsimile: 202.797.4014

with a copy to, which shall not constitute notice:

Cohen, Weiss and Simon LLP

330 West 42nd Street

25th Floor

New York, NY 10036

Attention: Michael E. Abram

Facsimile: 646.473.8208

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 9.07. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

SECTION 9.08. Descriptive Headings. The descriptive headings herein (including the Exhibits) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as provided in Exhibit A and Section 6.08.

SECTION 9.10. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 9.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

DELTA AIR LINES, INC.	AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

/s/ Richard H. Anderson Richard H. Anderson Chief Executive Officer	/s/ Captain John H. Prater Captain John H. Prater President

/s/ Edward H. Bastian Edward H. Bastian President and Chief Financial Officer

/s/ Stephen E. Gorman Stephen E. Gorman Executive Vice President – Operations

/s/ Michael H. Campbell Michael H. Campbell Executive Vice President – Human Resources, Labor Relations & Communications

WITNESS:

/s/ Captain Steve Dickson Captain Steve Dickson Senior Vice President – Flight Operations

/s/ Geraldine P. Carolan Geraldine P. Carolan Vice President – Labor Relations

/s/ Robert L. Kight Robert L. Kight Vice President – Compensation & Benefits

DELTA MASTER EXECUTIVE COUNCIL	NORTHWEST MASTER EXECUTIVE COUNCIL

/s/ Captain Lee Moak Captain Lee Moak Chairman, Delta MEC	/s/ Captain Dave Stevens Captain Dave Stevens Chairman, Northwest MEC

WITNESS:	WITNESS:

/s/ Captain Tim O’Malley Captain Tim O’Malley Chairman, Delta MEC Negotiating Committee	/s/ Captain John L. Haase Captain John L. Haase Chairman, Northwest MEC Negotiating Committee

/s/ Captain Rick Dominguez Captain Rick Dominguez Delta MEC Negotiating Committee	/s/ Captain James L. Van Sickle Captain James L. Van Sickle Northwest MEC Negotiating Committee

/s/ Captain Randy Worrall Captain Randy Worrall Delta MEC Negotiating Committee	/s/ Captain Daniel J. Vician Captain Daniel J. Vician Northwest MEC Negotiating Committee

/s/ Captain Ronald Hay Jr. Captain Ronald Hay, Jr. Northwest MEC Negotiating Committee

[Signature Page to Transaction Framework Agreement]

Exhibit A

REGISTRATION RIGHTS PROCEDURES

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. Notwithstanding any term that is otherwise defined in the Transaction Framework Agreement to which this is an Exhibit, the following terms shall have the following meanings as used in this Exhibit (capitalized terms used in this Exhibit but not otherwise defined in this Exhibit shall have the meanings ascribed to such terms in the Transaction Framework Agreement):

“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act; provided, that the Initial Holder shall not be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Exhibit.

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Company” means the Merged Company and shall include the Company’s successors by merger, acquisition, reorganization, conversion or otherwise.

“Exhibit” means this Exhibit A.

“FINRA” means the Financial Industry Regulatory Authority.

“Loss” or “Losses” has the meaning specified in Section 2.04(a).

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, joint venture, unincorporated organization or a government or any agency or political subdivision thereof.

“Prospectus” means the prospectus included in any Shelf Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Shelf Registration Statement, and all other material incorporated by reference in such prospectus.

“Registrable Securities” means any Pilot Shares held by, or to be issued pursuant to the Transaction Framework Agreement to, the Initial Holder; provided, that any such Registrable Securities shall cease to be Registrable Securities to the extent a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement.

“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement. The terms “Register” and “Registered” shall have a correlative meaning.

“Registration Expenses” has the meaning specified in Section 2.03.

“Registration Period” has the meaning specified in Section 2.01(b).

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Shelf Registration Suspension” has the meaning specified in Section 2.01(c).

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

ARTICLE II

REGISTRATION RIGHTS

SECTION 2.01 Participation in Shelf Registration.

(a) Shelf Registration Statement. Subject to Section 3.01(d) of the Transaction Framework Agreement, upon request by the Designee, the Company shall file a Shelf Registration Statement under the Securities Act with respect to an offering of the Registrable Securities and use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after the Merger Agreement Effective Date (or, if the Company qualifies to do so, it shall file an automatic Shelf Registration Statement on the Merger Agreement Effective Date) to permit the Prospectus forming a part thereof to be usable by the Initial Holder during the Registration Period. The Shelf Registration Statement shall provide for the resale of all Registrable Securities held by the Initial Holder (or such lesser amount as shall be requested by the Designee).

(b) Effective Registration. The Company shall be deemed to have effected a Shelf Registration Statement if such Shelf Registration Statement has become effective and remains effective for the lesser of (i) one year or (ii) such shorter period as shall terminate when all Registrable Securities covered by such Shelf Registration Statement have been sold or withdrawn (the applicable period, subject to Section 2.02(a)(xvi) and Section 2.02(c) hereof, the “Registration Period”). No Takedown shall be deemed to have occurred if (i) during the

Registration Period such Takedown is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with any Takedown are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Initial Holder. Subject to Section 2.01(c), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Registration Period if the Company voluntarily takes any action or omits to take any action that would result in the Initial Holder not being able to offer and sell Registrable Securities pursuant to such Shelf Registration Statement during the Registration Period as provided herein, unless such action or omission is required by applicable law.

(c) Delay in Filing; Suspension of Registration. Anything in the Transaction Framework Agreement or this Exhibit notwithstanding, the Company shall be entitled to, upon giving prompt written notice of such suspension to the Initial Holder and the Designee, suspend use of the Shelf Registration Statement (a “Shelf Registration Suspension”) for reasonable periods of time, but in no event for more than an aggregate of seventy-five (75) days during any 12-month period, if the Company has determined that the continued use of the Shelf Registration Statement would require the Company to disclose material non-public information that (x) would (i) in the reasonable good faith judgment of the Company’s General Counsel, impede, delay or otherwise interfere with any pending or contemplated material acquisition, corporate reorganization or other similar material transaction involving the Company (not including the Merger as defined in the Transaction Framework Agreement) or (ii) based upon written advice from the Company’s investment banker or financial advisor, adversely affect any material pending or contemplated financing, offering or sale of any class of securities by the Company, or (y) (i) would be required to be made in any Shelf Registration Statement or report filed with the SEC by the Company so that such Shelf Registration Statement or report would not be materially misleading, (ii) would not be required to be made at such time but for the filing or effectiveness of such Shelf Registration Statement, and (iii) would have a material adverse effect on the Company or its business. Upon notice by the Company to the Initial Holder and the Designee of any such determination, the Initial Holder and the Designee shall keep the fact of any such notice strictly confidential and, during the Shelf Registration Suspension (or until such Shelf Registration Suspension shall be earlier terminated in writing by the Company), suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities covered by such Shelf Registration Statement and promptly halt any offer, sale or trading of any Registrable Securities covered by such Shelf Registration Statement for the duration of the Shelf Registration Suspension set forth in such notice (or until such Shelf Registration Suspension shall be earlier terminated in writing by the Company). For purposes of clarity, it is understood that no Takedown shall be deemed to have occurred if such Takedown does not occur due to a Shelf Registration Suspension. The Company shall immediately notify the Initial Holder and the Designee upon the termination of any Shelf Registration Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Initial Holder and the Designee such numbers of copies of the Prospectus as so amended or supplemented as the Initial Holder and the Designee may reasonably request. The Company shall, if necessary, supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or as may reasonably be requested by the Designee.

(d) Underwritten Secondary Resale. In connection with any Underwritten Offering, the Designee shall select the managing underwriter or underwriters for such offering of Registrable Securities; provided that such managing underwriter shall be a nationally recognized investment-banking firm and shall be reasonably acceptable to the Company. The Designee shall determine the pricing of the Registrable Securities offered pursuant to any such Shelf Registration Statement, the applicable underwriting discount and other financial terms and determine the timing of any Takedowns under such Shelf Registration Statement.

SECTION 2.02 Registration Procedures.

(a) In connection with the Company’s Registration obligations under Section 2.01 of this Exhibit, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as promptly as reasonably practicable, and in connection therewith the Company shall, subject to Section 2.03 of this Exhibit:

(i) Prepare and file with the SEC a Registration Statement or Registration Statements on Form S-3 or successor form thereto, and use its reasonable best efforts to cause such Shelf Registration Statement to become effective and to remain effective as provided herein; provided, that before filing a Shelf Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish or otherwise make available to the Designee, the Initial Holder, its counsel and the managing underwriter or underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of the Designee, the Initial Holder, its counsel and the managing underwriter or underwriters, and such other documents reasonably requested by the Designee, the Initial Holder, its counsel and the managing underwriter or underwriters, including any comment letters from the SEC, and, if requested by the Designee, the Initial Holder, its counsel and the managing underwriter or underwriters, provide the Designee, the Initial Holder, its counsel and the managing underwriter or underwriters reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such Shelf Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) with respect to any Registration pursuant to Section 2.01 of this Exhibit to which the Designee, the Initial Holder, its counsel, or the underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the reasonable opinion of the Company, such filing is necessary to comply with applicable law;

(ii) prepare and file with the SEC such pre- and post-effective amendments to such Shelf Registration Statement, supplements or amendments to the Prospectus as may be (A) reasonably requested by the Designee or (B) necessary to keep such Registration effective for the period of time required by this Exhibit, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Shelf Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Shelf Registration Statement;

(iii) notify the Designee and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Shelf Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus, and any amendment or supplement to such Prospectus has been filed, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Shelf Registration Statement, such Prospectus, or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Shelf Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, and (d) with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv) promptly notify the Designee and the underwriter(s), if any, when the Company becomes aware of the happening of (A) the representations and warranties of the Company in any applicable underwriting agreement ceasing to be true and correct in all material respects and (B) any event as a result of which the applicable Shelf Registration Statement or Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, or, if for any other reason it shall be necessary to amend or supplement such Shelf Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Designee and the managing underwriter or underwriters, if any, an amendment or supplement to such Shelf Registration Statement or Prospectus which shall correct such misstatement or omission or effect such compliance;

(v) use its reasonable best efforts to prevent, or obtain the withdrawal of as promptly as possible, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

(vi) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and the Designee agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii) furnish to the Designee, the Initial Holder and each underwriter, if any, without charge, as many conformed copies as the Designee, the Initial Holder or underwriter may reasonably request of the applicable Shelf Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference), and such other documents, as the Designee, the Initial Holder or such managing underwriter or underwriters may reasonably request, and upon request a copy of any and all transmittal letters or other correspondence to or received from, the SEC or any other Governmental Entity relating to such offering;

(viii) deliver to the Designee, the Initial Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto, and such other documents as the Designee, the Initial Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by the Initial Holder or underwriter, it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by the Designee, the Initial Holder and the underwriter(s), if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto;

(ix) on or prior to the date on which the applicable Shelf Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the Designee, the Initial Holder, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification (or exemption from such Registration or qualification) of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as the Designee, the Initial Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 2.01(b) of this Exhibit; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(x) cooperate with the Designee, the Initial Holder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter or underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriter(s);

(xi) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Shelf Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Designee, the Initial Holder or the underwriter(s), if any, to consummate the disposition of such Registrable Securities;

(xii) not later than the effective date of the applicable Shelf Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xiii) make such representations and warranties to the Initial Holder and the underwriters or agents, if any, in form, substance and scope as are customarily made by Company in secondary underwritten public offerings;

(xiv) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Designee, the Initial Holder or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(xv) obtain for delivery to the Designee, the Initial Holder and to the underwriter(s), if any, an opinion or opinions from counsel for the Company dated the effective date of the Shelf Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinion or opinions shall be reasonably satisfactory to the Initial Holder or underwriters, as the case may be, and their respective counsel;

(xvi) in the case of an Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Designee, the Initial Holder, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement; provided that if such cold comfort letters are not provided or such independent certified public accounts are not able to bring down such cold comfort letters to the closing under such underwriting agreement (other than during a Shelf Registration Suspension), then (A) no Takedown shall have been deemed to have occurred until and unless such cold comfort letter is provided and brought down to the closing under such underwriting agreement and (B) the Registration Period will be extended by the number of days equal to the number of days between the date on which any such cold comfort letter is requested to be issued or brought down and the date on which such cold comfort letter is eventually issued or brought down;

(xvii) use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xviii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Shelf Registration Statement from and after a date not later than the effective date of such Shelf Registration Statement;

(xix) deliver such documents and certificates as may be reasonably requested by the Designee, the Initial Holder, its counsel and the managing underwriter or underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to this Exhibit and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company (the above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder);

(xx) cause all Registrable Securities covered by the applicable Shelf Registration Statement to be listed on each securities exchange on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted;

(xxi) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by the Designee, the Initial Holder, by any underwriter participating in any disposition to be effected pursuant to such Shelf Registration Statement and by any attorney, accountant or other agent retained by the Designee, the Initial Holder or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the its officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Shelf Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, that any such Person gaining access to information regarding the Company pursuant to this Section 2.02(a)(xxi) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that it determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person;

(xxii) take no action prohibited by Regulation M under the Exchange Act;

(xxiii) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Shelf Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xxiv) promptly after the issuance of an earnings release or upon the request of the Designee or Initial Holder, prepare a current report on Form 8-K with respect to such earnings release or a matter of disclosure as requested by the Designee or Initial Holder and file such Form 8-K with the SEC; and

(xxv) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

(b) The Company may require the Initial Holder to furnish to the Company such information regarding the distribution of such securities and such other information relating to it and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing, and the Company may exclude from such Registration the Registrable Securities of the Initial Holder if it unreasonably fails to furnish such information within a reasonable time after receiving such request. The Designee will cause the Initial Holder to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Exhibit.

(c) The Designee agrees to cause the Initial Holder, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.01(c), to forthwith discontinue disposition of Registrable Securities pursuant to such Shelf Registration Statement until the Designee’s or Initial Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.01(c), or until the Designee is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus or any amendments or supplements thereto and if so directed by the Company, the Designee will cause the Initial Holder to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in the Designee’s or Initial Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Shelf Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when the Initial Holder either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.01(c) or the Designee is advised in writing by the Company that the use of the Prospectus may be resumed.

(d) If any Registration Statement or comparable statement under the “Blue Sky” laws refers to the Initial Holder, ALPA, the Delta MEC, the Northwest MEC or the Merged Company MEC by name or otherwise as the holder of any securities of the Company, then the Initial Holder, ALPA, the Delta MEC, the Northwest MEC or the Merged Company MEC, as the case may be, shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to the Initial Holder, ALPA, the Delta MEC, the Northwest MEC or the Merged Company MEC, as the case may be, and the Company, to the effect that the holding by the Initial Holder of such securities is not to be construed as a recommendation by the Initial Holder, ALPA, the Delta MEC, the Northwest MEC or the Merged Company MEC of the investment quality of the Company’s securities covered thereby and that such holding does not imply that the Initial Holder, ALPA, the Delta MEC, the Northwest MEC or the Merged Company MEC will assist in meeting any future financial requirements of the Company, or (ii)

in the event that such reference to the Initial Holder, ALPA, the Delta MEC, the Northwest MEC or the Merged Company MEC by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any “Blue Sky” or securities law then in force, the deletion of the reference to the Initial Holder, ALPA, the Delta MEC, the Northwest MEC or the Merged Company MEC.

(e) No Inconsistent Agreements; Additional Rights. The Company represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Exhibit. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or conflicts with the rights granted to the Designee or Initial Holder by this Exhibit.

SECTION 2.03 Registration Expenses. Anything to the contrary in the Transaction Framework Agreement or this Exhibit to the contrary notwithstanding, all expenses incident to the Company’s performance of or compliance with this Exhibit shall be paid by the Company, including (i) all registration and filing fees, and any other reasonable fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all reasonable printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) reasonable Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all reasonable fees and customary disbursements of legal counsel selected by the Initial Holder (whether such counsel is selected by the Initial Holder or by the Designee on behalf of the Initial Holder) in connection with such Registration, (viii) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, and (ix) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties). All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay underwriting or similar discounts, commissions or fees or transfer taxes, if any, attributable to the sale of Registrable Securities.

SECTION 2.04 Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Delta MEC, the Northwest MEC, the Merged Company MEC, ALPA, the Initial Holder, the Designee, the Delta Pilot Group, the Northwest Pilot Group, each of their respective Affiliates, members, officers, directors, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses)

(each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Shelf Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including, without limitation, reports and other documents filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus in light of the circumstances under which they were made) not misleading or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto; provided, that the Company shall not be liable to any particular indemnified party (A) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof or (B) to the extent that any such Loss arises out of or is based upon an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five (5) days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Initial Holder or any indemnified party and shall survive the transfer of such securities by the Initial Holder. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b) Indemnification by the Initial Holder. ALPA will cause the Initial Holder to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by ALPA, the Initial Holder, the Delta MEC, the Northwest MEC or the Merged Company MEC, as the case may be, to the Company specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the

Person asserting the claim. In no event shall the liability of the Initial Holder hereunder be greater in amount than the dollar amount of the net proceeds received by the Initial Holder under the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by the Initial Holder pursuant to Section 2.04(d). The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person entitled to indemnification hereunder (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person entitled to indemnification hereunder notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall have the right to settle such action without the consent of the Person entitled to indemnification hereunder as long as such settlement is only of a monetary nature and does not include any injunctive relief against the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Person entitled to indemnification hereunder of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such Person. If such defense is not assumed by the Person entitled to indemnification hereunder, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 2.04(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) a Person entitled to indemnification hereunder has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to a Person entitled to indemnification hereunder) between such Person entitled to indemnification hereunder and any other Persons entitled to indemnification hereunder, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 2.04 is unavailable to a Person entitled to indemnification hereunder (other than as a result of exceptions contained in paragraphs (a) and (b) of this Section 2.04) or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the Person entitled to indemnification hereunder as a result of such Loss (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the Person or Persons entitled to indemnification hereunder on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the Person or Persons entitled to indemnification hereunder on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the Person or Persons entitled to indemnification hereunder and such parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.04(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.04(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by a Person entitled to indemnification hereunder as a result of the Losses referred to in Section 2.04(a) and Section 2.04(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.04(d), in connection with any Registration Statement filed by the Company, the Initial Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by the Initial Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by the Initial Holder pursuant to Section 2.04(b). If indemnification is available under this Section 2.04, the indemnifying parties shall indemnify each Person entitled to indemnification hereunder to the full extent provided in Section 2.04(a) and Section 2.04(b) hereof without regard to the provisions of this Section 2.04(d). The remedies provided for in this Section 2.04 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Person entitled to indemnification hereunder at law or in equity.

SECTION 2.05 Rules 144 and 144A and Regulation S. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take any such further action as reasonably requested, all to the extent required from time to time to enable the Initial Holder to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of the Initial Holder, the Company will deliver to the Initial Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

ARTICLE III

MISCELLANEOUS

SECTION 3.01 Term. This Exhibit shall terminate when there are no Registrable Securities, except for the provisions of Section 2.04 and all of this Article III, which shall survive any such termination.

SECTION 3.02 Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Exhibit, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

SECTION 3.03 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Exhibit or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

SECTION 3.04 Notices. Unless otherwise specified herein, all notices, consents, approvals, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Exhibit shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Person at the address given for such Person in the Transaction Framework Agreement or such other address as such Person may specify by notice to the Company.

SECTION 3.05 Successors, Assigns and Transferees. Neither this Exhibit nor any right or obligation hereunder is assignable in whole or in part by any party without the prior written consent of the other party hereto.

SECTION 3.06 Binding Effect. Except as otherwise provided in this Exhibit, the terms and provisions of this Exhibit shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.

SECTION 3.07 Third Parties. Nothing in this Exhibit, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than each other Person entitled to indemnity or contribution under Section 2.04) any right, remedy or claim under or by virtue of this Exhibit.

SECTION 3.08 Transaction Framework Provisions. The provisions of Sections 9.03 and 9.07 of the Transaction Framework Agreement are incorporated by reference herein.

SECTION 3.09 Severability. If any provision of this Exhibit shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.10 Waiver. The waiver by any party hereto of a breach of any provision of this Exhibit shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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